MODIFICATION AGREEMENT OF THE LICENSE

OF

INTELLECTUAL PROPERTY

THIS AGREEMENT OF THE LICENSE OF INTELLECTUAL PROPERTY (the “Agreement”) entered into on the 30th day of September 2011 (the “Effective Date”) is for the Modification of the Agreement of the License of Intellectual Property, by and between

THE PARTIES:

MONTECITO BIO SCIENCES, Ltd., a corporation organized and existing under the laws of the State of Nevada (hereinafter referred to as the "LICENSOR"); and

PARALLAX DIAGNOSTICS, INC., a corporation organized and existing under the laws of the State of Nevada (hereinafter referred to as the “LICENSEE”).

RECITALS

WHEREAS, LICENSOR has developed, acquired and is the proprietary owner of certain rights, titles and interest in and to technology and information which it owns, or lawfully possesses for itself or holds valid licenses from others, which it considers highly proprietary (the "CONFIDENTIAL INFORMATION") regarding certain technology, and has developed and is the proprietary owner of certain patented processes along with certain rights, titles and interests in and to the technology and information which it owns, or lawfully possesses; and

WHEREAS, LICENSOR is the holder of four Patent Pending Applications which are part of this License Agreement in a defined Field of Use. The Abstracts and descriptions of Patent Pending Applications are in Exhibit “A”; and

WHEREAS, LICENSEE is a bio-medical, development, manufacturing and marketing company that will produce, brand, develop, manage and provide sales strategy for all aspects of a full marketing program to manufacture and sell all of LICENSOR’S Intellectual Properties as set forth in the this Agreement and Exhibits under LICENSOR’S and/or LICENSEE’S Brand Names and under LICENSOR’S and/or LICENSEE’S trademark or any other Brand Names designated by LICENSEE; and

WHEREAS, LICENSEE is desirous of Licensing the rights to the Patent Pending Applications outlined in Exhibit “A” or other like privileges in Field of Use Exhibit “B” for worldwide use.

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MBS-Parallax Diagnostics

License of Intellectual Property                                                                                                             September 2011

WHEREAS, it is the intent of the LICENSEE, to file with the FDA for clearance to market, and sell all the Products, under LICENSEE’S Brand Name or Names.  LICENSOR herein agrees to assist, provide documentation, and join in any and all applications for approval required by the FDA.

WHEREAS, pursuant to the terms and subject to the conditions hereof, the LICENSOR has agreed to License, and the LICENSEE has agreed to License the right to use the Patent Pending Application claims and processes in the Field of Use detailed in Exhibit “B” for world wide use.

WHEREAS, the Parties to this Agreement acknowledge and agree that this License shall include all applications of the Target System presently utilized or which may be developed in the future by either Party to this Agreement as long as it is within the defined “Field of Use” further defined in Exhibit “B”.

WHEREAS, LICENSOR entered into an Agreement of the License of Intellectual Property with Parallax Diagnostics, Inc on September 10, 2010 and is attached herewith as Exhibit “C”; and

WHEREAS, LICENSOR has agreed to modify the September 10, 2010 Agreement of the License of Intellectual Property as it pertains to Cash Compensation and Royalties; and

WHEREAS, LICENSOR has agreed to change the terms of the September 10, 2010 Agreement of License of Intellectual Property as it pertains to cash payments of a total of seven hundred and fifty thousand ($750,000) dollars payable in two separate payments of three hundred and seventy-five thousand ($375,000) each to an increase in the Royalty owed and payable as part of the Royalty section of the Agreement; and

WHEREAS, LICENSEE has agreed to accept the modifications of its Agreement of License of Intellectual Property with LICENSOR under the Terms and Conditions described in the Modification Agreement of the License of Intellectual Property.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and intending to be legally bound, LICENSOR and LICENSEE hereby agree as follows:

DEFINITIONS

1.1       Definitions. Whenever used in this Agreement, the Recital above, or any Exhibit hereto, unless otherwise required by the subject matter or the context, the following terms shall have the meanings respectively ascribed to them:

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MBS-Parallax Diagnostics

License of Intellectual Property                                                                                                             September 2011

            “Patents Pending”: means U.S. Patent Application No. 11/924,033 (“Portable Apparatus for Improved Sample Analysis”), No. 11/856,925 (“Method for Determining the Immune Status of a Subject”), No. 11/221,252 (“Method of Producing a Plurality of Isolated Antibodies to a Plurality of Cognate Antigens”), No. 11/221/ 038 (“Method of Identifying drugs, targeting moieties or Diagnostics”).

            “Field of Use”: means diagnostic testing for any disease or medical condition that can be transmitted by one human to another within the diagnostic health care industry, mobile and non-mobile, which industry focuses on providing healthcare and diagnostic solutions and services, but not limited to Hospitals, Emergency Medical Vehicle Care, Mobile Health Clinics, Schools, Government Agencies, retail drug stores and corporations. Field of Use is further described in Exhibit “B”.

            “Territory”: means the entire world described in Exhibit “C”.

            “Gross Revenue”:  means all revenue or other consideration recognized by Licensee in accordance with United States Generally Accepted Accounting Principles related to use of the Licensed Patents in the Territory and Field of Use, including through Target Platform Products or Services, including sales, licenses, leases, subscriptions and maintenance, services, development and consulting fees.

“Affiliate” means, in respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person.

“Ancillary Agreements”: None at the present time.

“Best knowledge” means, in respect of a Person, that nothing has come to the attention of that Person that gives such Person actual knowledge of the existence or absence of any material information or fact bearing on the matter.

“Claim” means a written notice asserting a breach of a representation, warranty or covenant specified in the Agreement which shall reasonably set forth, in light of the information then known to the party giving such notice, a description of and an estimate (if then reasonable to make) of the amount involved in such breach or for a claim for injunctive relief.

“Confidential Information” means any confidential or secret information or data, whether or not reduced to writing, pertaining to the license product, including scientific or technical knowledge, expertise, skill, practice, proprietary rights, copyrights, patented or un-patented inventions, formulas, trade secrets, manufacturing techniques and procedures, analytical methodology, processes, and data and shall include any and all technology, pending and existing intellectual property matters, including patenting, and copyrighting of LICENSOR’S product lines, technologies and inventions, and future plans and operations done in support of such future plans and operations.Provided however, that in respect of the obligations of either party hereunder, the term "Confidential Information" shall not include any information that (i) is now or subsequently enters the public domain through means other than direct or indirect disclosure by a party in violation of the terms of this Agreement or (ii) is lawfully communicated to a party by a third party, free of any confidentiality obligation, subsequent to the date hereof.

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MBS-Parallax Diagnostics

License of Intellectual Property                                                                                                             September 2011

                        “Commencement of Term of Agreement Date” means the commencement of the Term of this Agreement as set forth in paragraph 2.2 (b) below.

            “Completion Date” means the date upon which Roth Kline, Inc. shall have received written notice to the effect that the FDA has issued to Roth Kline, Inc. a Regulatory Clearance in the Field of Activity

                        “Competing Person” means any Person a substantial majority of whose business is in the same or similar business of LICENSEE and who is a direct competitor of LICENSEE or any of its Affiliates that is an Affiliate of such Person.

“Control” means (i) when used in respect of any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise, and (ii) when used in respect of any security, the possession, directly or indirectly, of the power to vote, or to direct the voting of, such security or the power to dispose of, or to direct the disposition of, such security.

“Controlling Person” means, in respect of any business organization or other legal entity, a Person having control of such business, organization or entity, and any second Person having Control of such first Person, and so on in an ascending order up to and including the last Person having Control of the next preceding Person who is not subject to the Control of any other Person.

“Enhancements” means any change, correction, modification, improvement, enhancement, addition or revision to the Licensed Products.

                        “FDA Clearance” means an application to the FDA for the sale or other distribution of FDA 510K small device for professional use and/or OTC for the Target System process , as well as all other FDA Clearances obtained by either LICENSOR or LICENSEE pursuant to this Agreement.

“Governmental Authority” means any governmental body, agency or official of any county or political subdivision of any country.

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MBS-Parallax Diagnostics

License of Intellectual Property                                                                                                             September 2011

“Indemnified Party” means the Person who is entitled to indemnification for, and to be held harmless in respect of, a claim, cause of action or any other proceedings, as provided under the terms and subject to the conditions of this Agreement.

“Indemnifying Party” means the party hereto that is obligated to indemnify and to hold harmless another Person in respect of a claim, cause of action or any other proceeding, as provided under the terms and subject to the conditions of this Agreement.

“Intellectual Property” means all intellectual and industrial property and includes (i) four Patent Pending Applications described in Exhibit “A”.

“Intellectual Property Rights” means all intellectual and industrial property and other proprietary rights in respect of Intellectual Property, and includes all right to Intellectual Property.

“Know-How” means “The Confidential Information” and proprietary information, including any patents, formula, pattern, compilation, method, invention, technique or process, used in the creation of the Licensed Product.

                        “Licensed Product” means those certain proprietary rights of LICENSOR as described in Exhibits “A”.

“LICENSOR” means Montecito Bio Sciences, Ltd. organized and existing under the laws of the State of Nevada.

“LICENSEE” means Roth Kline, Inc., a corporation organized and existing under the laws of the State of Delaware.

“Person” means a human being, partnership, association, joint venture, corporation, legal representative, trustee, and trustee in bankruptcy, receiver or any other legal entity whatsoever.

“Regulatory Clearance” means (a) (i) in the case of a product, a clearance by the FDA and (ii) in the case of product clearance by the FDA for the sale or other disposition of the patent target system for its specific and intended use; or (b) in the event of any change in the regulatory process, a clearance similar to the foregoing for the sale and distribution of said product.

“Term” means the term of this Agreement as set forth in paragraph 2.2 (a) Term.

“Third Party Claim” means, in respect of the obligations of an Indemnifying Party hereunder, a claim asserted against, imposed upon or incurred by the Indemnified Party by any third party.

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MBS-Parallax Diagnostics

License of Intellectual Property                                                                                                             September 2011

1.2 Additional Terms. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" and shall be deemed to be followed by the phrase "without limitation." All references to "party" and "parties" shall be deemed references to the parties to this Agreement and to a party's successor in title unless the context shall otherwise require. All references to Sections and Paragraphs shall be deemed references to Sections and Paragraphs of this Agreement, unless the context shall otherwise require. All references herein to Schedules and Exhibits shall be deemed to be references to the Schedule(s) and Exhibit(s) attached to this Agreement. The terms "this Agreement", "hereof", "hereunder", and similar expressions refer to this Agreement as a whole and not to any particular Article or Section or other portion hereof and include any agreement supplemental hereto. The conjunction "or" shall be understood in its inclusive sense (and/or).

1.3 Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

GRANT

 2.1      License of Patent Pending Applications

Upon the terms and subject to the conditions set forth in this Agreement, the LICENSOR hereby assigns, conveys and delivers to the LICENSEE, and the LICENSEE hereby acquires from the LICENSOR, all right, title and interest of the LICENSOR in and to the following; (i) certain inventions, formulae, manufacturing secrets, processes and know-how with respect to the manufacture of certain bio-medical products and processes and (ii) certain intellectual property and inventions used in connection with said products.  A true and correct copy of a list of the Patent Pending Applications and associated USPTO numbers afforded the Patent Pending Applications are attached as Exhibit “A”.

Subject to the terms and conditions of this Agreement, LICENSOR hereby grants LICENSEE the world wide exclusive right to sub-license, sell, have sold, make, have made, develop, have developed, further develop and modify, or have further developed or modified. all LICENSOR Products & Processes hereby defined under as specified in Exhibit “A” hereof under LICENSOR’s and/or LICENSEE’s own Trade Names, Brand Names and Trademark within the Field of Use as defined in Exhibit “B”.

2.2       Term

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MBS-Parallax Diagnostics

License of Intellectual Property                                                                                                             September 2011

(a)       The Term of this Agreement shall be in perpetuity under the terms and conditions of the Agreement unless terminated under the provisions of Article 10 of the Agreement.

2.2.1    Commencement of Term of Agreement Date: The Effective Date of this Agreement is the date of its execution.

2.4       Use of Trademark

LICENSOR hereby grants LICENSEE the right to use and display LICENSOR’S trademarks, service marks, and trademarks and trade names that are applicable to LICENSOR Product(s) under this private labeling agreement. LICENSEE may use any of LICENSOR’S Marks as part of its corporate, trade or other business name.

2.5       Royalties.

            2.5.1    For each calendar quarter, LICENSEE shall owe LICENSOR royalties equal to three and one half percent (4.5%) of Gross Revenue.

            2.5.2    LICENSEE Royalty payment of four and one half percent (5%) will be reduced to three and one half percent after the LICENSEE has paid the LICENSOR seven hundred and fifty thousand ($750,000) out of Royalty Revenue derived from the one percent (1%) increase in Royalty Payment from the September 10, 2010 Agreement of License of Intellectual Property between Montecito Bio Sciences, Ltd and Parallax Diagnostics, Inc.

            2.5.3    LICENSEE shall pay Montecito Bio Sciences, Ltd quarterly royalties as calculated in this Section 2.6.1 only for the amount of those royalties due in that calendar quarter. There will be no carryover from calendar quarter to calendar quarter.

            2.5.4    Payment Timing.  Payments due under Section 2.5.1 shall be due in full within thirty (30) days after the last day of the calendar quarter for which payment is due.

ARTICLE 3

            3.1       Patents

LICENSOR’S Assigned Patent Pending Applications are specified in EXHIBIT “A” attached hereof.

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MBS-Parallax Diagnostics

License of Intellectual Property                                                                                                             September 2011

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE LICENSOR

            To induce the LICENSEE to acquire the License rights, the LICENSOR hereby makes the following representations and warranties:

            4.1        Organization. Standing and Qualifications. LICENSOR, MONTECITO BIO SCIENCES, LTD is a corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada. The LICENSOR has full power and authority to carry on its business as it is now being conducted and to own the property and assets it now owns. The Individual LICENSORS have full rights to enter into this Agreement.

            4.2        Authorization. The LICENSOR that is a Corporation has full power and authority to execute and deliver this Agreement to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action required by law, the LICENSOR’S Articles or otherwise to be taken by the LICENSOR to authorize the execution and delivery of this Agreement and the agreements specified herein or the consummation of the transactions contemplated hereby and thereby.

            4.3       Binding Agreements. This Agreement constitutes the legal, valid and binding obligations of the LICENSOR, enforceable in accordance with its terms.

            4.4       No Violation. Neither the execution and delivery by the LICENSOR of this Agreement nor the consummation by the LICENSOR of the transactions contemplated hereby will (a) violate any provision of the Articles of Montecito Bio Sciences, Ltd.; (b) conflict with or violate any statute, law, regulation, rule, order, judgment or decree of any court or Governmental Authority binding upon or applicable to the LICENSOR. The LICENSOR is not a party to, nor is it bound by, and the LICENSOR Product Line is not subject to, any agreement or commitment that prohibits the execution and delivery by the LICENSEE of this Agreement or the consummation of the transactions contemplated hereby.

4.6       Litigation. No action, suit, audit, or to the Best Knowledge of the LICENSOR no proceeding or investigation, by or before any court or governmental or other regulatory or administrative agency or commission is currently pending or, to the Best Knowledge of the LICENSOR threatened, against, involving or arising in connection with the LICENSOR’S Product Line or that questions or challenges the validity of this Agreement or any action taken or to be taken by the LICENSOR pursuant to this Agreement.

            4.7       Right to License LICENSOR’S Product Line. LICENSOR has the right to license the intellectual property as described in Exhibits “A” and the right to manufacture Products utilizing said intellectual property rights and patents pending under the defined terms in Field of Use as defined in Exhibit “B”.

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MBS-Parallax Diagnostics

License of Intellectual Property                                                                                                             September 2011

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE LICENSEE

To induce the LICENSOR to enter into this License Agreement with the LICENSEE, the LICENSEE hereby represents and warrants to the LICENSOR as follows:

            5.1       Corporate Organization and Good Standing. The LICENSEE is a Corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada.

            5.2       Authorization. The LICENSEE has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action required by law, the LICENSEE’S Articles of Incorporation, or otherwise to be taken by the LICENSEE to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

            5.3       Binding Agreements. This Agreement constitutes the legal, valid and binding agreements of the LICENSEE enforceable in accordance with its terms.

            5.4       No Violation. Neither the execution and delivery by the LICENSEE of this Agreement nor the consummation by the LICENSEE of the transactions contemplated hereby, will (a) violate any provisions of the Articles of Incorporation of the LICENSEE; (b) conflict with or violate any statute, law, regulation, rule, order, judgment or decree of any court or Governmental Authority binding upon or applicable to the LICENSEE or by which the property or assets of the LICENSEE are bound or affected.

ARTICLE 6

COVENANTS OF THE PARTIES

            6.1       Cooperation.

(a) Each party shall cooperate reasonably with the other in preparing and filing all notices, applications, reports and other instruments and documents which are required by any statute, rule, regulation or order of any Governmental Authority in connection with the transactions contemplated by this Agreement, including the Private Label of the licensed Product with the FDA.

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MBS-Parallax Diagnostics

License of Intellectual Property                                                                                                             September 2011

                        (b) LICENSEE agrees not to use or exploit LICENSOR’S Product Line in a manner that can be reasonably foreseen to bring it into disrepute or materially diminish the value of exploiting such Product Line in connection with the marketing, promotion, distribution, sale, licensing or use of the Products.

ARTICLE 7

CONFIDENTIAL INFORMATION

            7.1       Confidentiality of Intellectual Property of LICENSOR and Customer Proprietary Marketing Data of LICENSEE

It is expressly understood and agreed that all intellectual property and data furnished to LICENSEE by LICENSOR or any information or data regarding customers or data provided by LICENSEE to LICENSOR and such data as may be provided by one to the other regarding and including that required for the proper marketing, sale or re-sale of its products, all of which constitutes a valuable intellectual proprietary property and trade secret(s) of LICENSOR or LICENSEE, as the respective party providing such data has divulged.  Providing such material, under any circumstances, shall not constitute a grant of any right of reproduction, manufacturing, distributing, resale, re-licensing (except as later set forth) or ownership in any manner whatsoever.  Both LICENSEE and LICENSOR agree as follows:

            (a) To observe complete confidentiality with regard to all aspects of such data including, without limitation, agreeing not to disclose or otherwise permit any other person or entity access to, in any manner, any such data in any form whatsoever.  Such disclosure or access shall only be permitted to an employee of LICENSOR or LICENSEE as the case might be of the Marketing Plans, Business Relationships, Automated Customer Service (CRM) Systems and any other proprietary business or client information as permitted and on the terms and conditions defined in this License Agreement with the only exception being a third-party who has signed a Non-Disclosure Agreement with the Company prior to the transference or communication of confidential Company data ;

            (b) To ensure that both LICENSOR and LICENSEE and their respective employees, agents, representatives, independent contractors, customers, sub contractors or sub LICENSEE’S and business invitee’s and guests are advised of the confidential nature of such data and to insure by agreement or otherwise that they are prohibited from copying or revealing, for any purpose whatsoever, the contents of the data;

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MBS-Parallax Diagnostics

License of Intellectual Property                                                                                                             September 2011

            (c) LICENSEE shall not alter or remove any copyright or proprietary rights notice of identification, which indicates LICENSOR’S ownership of the Product. LICENSOR shall not alter or remove any proprietary rights, notice of identification, which indicates LICENSEE’S confidential data, including customer data:

            (d) Each respective party agrees to notify the other promptly and in writing of the circumstances surrounding any possession, use or knowledge of any such data of which either LICENSOR or LICENSEE has knowledge by any person or entity other than those authorized;

            (e) Each respective party agrees to take any and all actions reasonably necessary or desirable to ensure continued confidentiality and protection of all such data and to prevent access to such data by any person or entity not authorized by this section.

            Should this Agreement terminate for any reason (including without limitation, breach by LICENSEE of any of its obligations hereunder), the confidentiality provisions of this Agreement shall survive the termination of this Agreement and shall continue to be binding upon both LICENSOR and LICENSEE.

ARTICLE 8

PROTECTION OF THE LICENSOR’S RIGHTS

            8.1       Notice of Infringement or Unauthorized Use. LICENSEE shall promptly inform LICENSOR in writing of any act of infringement, unauthorized use, piracy or misappropriation of, or breach of any confidentiality agreement pertaining to, or in any way affecting, the Licensed Property, or any Enhancements thereto, that is discovered by LICENSEE or is otherwise brought to its attention. Each party shall promptly inform the other party in writing of any notice of claim or action, or any threatened claim or action, against either party by any third Person arising out of in any way related to the Licensed Product.

            8.2       Institution, Prosecution and Defense of Claims.

                        (a) (i) Promptly following the delivery to the LICENSOR of notice from the LICENSEE of any act of any infringement, unauthorized use, piracy or misappropriation of, or breach of any confidentiality agreement or affecting the Assigned Property, or, in the case where such infringement, unauthorized use, piracy misappropriation or breach is discovered by the LICENSEE or is otherwise brought to its attention and the LICENSEE provides to the LICENSOR written notice thereof, then promptly following the delivery of such notice to the LICENSOR, the LICENSOR shall take such steps as shall be necessary in order to protect the LICENSEE and the LICENSOR’S rights with respect to the said Licensed Property, respectively, including, but not limited to, instituting or authorizing others to institute any claim, suit or proceeding at law or in equity arising out of or related to the infringement, unauthorized use, piracy or misappropriation of, or breach of any confidentiality agreement pertaining to, or in any way affecting the Licensed Property.

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MBS-Parallax Diagnostics

License of Intellectual Property                                                                                                             September 2011

                        (ii) The institution, prosecution, maintenance and control of any claim, suit or proceeding at law or in equity arising out of or related to, or in any way affecting the Licensed Property shall be subject to the direction and control of the LICENSOR, at its sole cost and expense, and any and all sums that may be received, obtained, collected or recovered in any such claim, suit or proceeding, whether by decree, judgment, settlement or otherwise, shall be the sole and exclusive property of the LICENSOR.

            (b) If requested by LICENSOR, LICENSEE shall join the LICENSOR as, a party complainant in any such claim, suit or proceeding.

            (c) LICENSOR shall defend, at its own expense; any claim that a Third-Party shall institute affecting the Assigned Product granted to the LICENSEE herein. LICENSEE shall cooperate fully in the defense of any such claim, suit or proceeding against any party by a third Person, brought in connection with, arising out of or related to the Licensed Property, and each party shall execute such documents and take such actions as may be reasonably requested by the other party and consistent with the rights and obligations of the parties hereunder.

            (d) LICENSOR shall indemnify LICENSEE for any costs, damages, or other expenses suffered by LICENSEE in connection with any Third-Party claiming that said Third-Party is the owner or has rights to the Assigned Product licensed to LICENSEE.

            (e) LICENSEE may, in its sole discretion, and with the consent of LICENSOR, undertake to institute and prosecute any claim, suit or proceeding at law or in equity arising out of or related to, or in any way affecting the Assigned Property in which case it shall be subject to the direction and control of the LICENSEE, at its sole cost and expense, and any and all sums that may be received, obtained, collected or recovered in any such claim, suit or proceeding, whether by decree, judgment, settlement or otherwise, shall be the sole and exclusive property of the LICENSEE.  If requested by LICENSEE, LICENSOR shall join the LICENSEE as a party complainant in any such claim, suit or proceeding

ARTICLE 9

INDEMNIFICATION

            9.1       Survival of Representations and Warranties and Covenants. Except as otherwise expressly provided herein, all representations and warranties made by any party in this Agreement shall survive from and after the date hereof and shall continue in effect for a period of two (2) years from the date hereof, and all covenants made by any party in this Agreement shall survive indefinitely unless otherwise terminated by the parties. Any right of indemnification pursuant to this Article 13 in respect of a claimed breach of any representation, warranty or covenant shall expire at the date of expiration of the representation, warranty or covenant claimed to be breached (the "Expiration Date"), unless on or prior to the Expiration Date a Claim has been made against the party from whom indemnification is sought. If a Claim is timely made, it may continue to be asserted beyond the Expiration Date of the representation, warranty or covenant to which such Claim relates.

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MBS-Parallax Diagnostics

License of Intellectual Property                                                                                                             September 2011

9.2       Indemnification.

                        (a) The LICENSOR hereby agrees to indemnify and hold harmless LICENSEE from and against all Damages asserted against, imposed upon or incurred by LICENSEE, directly or indirectly, by reason of or resulting from, any breach or inaccuracy of any representation, warranty or covenant of the LICENSOR set forth in this Agreement.

                        (b) The LICENSEE hereby agrees to indemnify and hold harmless LICENSOR from and against all Damages asserted against, imposed upon or incurred by LICENSOR, directly or indirectly, by reason of or resulting from any breach or inaccuracy of any representation, warranty or covenant of the LICENSEE set forth in this Agreement.

9.3       Limitation of Indemnification. LICENSOR herein shall be obligated to indemnify LICENSEE for only such Third-Party Claims that are established by a court judgment or order against LICENSEE involving and limited to the Proprietary Patent(s) or any Enhancements thereto. The obligations and liabilities of LICENSOR to indemnify LICENSEE shall be subject to the following terms and conditions:

                        (a)       LICENSOR shall indemnify and save LICENSEE harmless from all liability for actual infringement of any Third-Party Patent(s) claimed by said Third-Party to be the Patent(s) used and developed by LICENSOR. And, LICENSOR shall indemnify and save LICENSEE harmless from and against all costs, counsel fees, expenses and liabilities incurred in or about any claim of or action for such infringement; provided however, that LICENSEE shall promptly notify LICENSOR, in writing of said Third-Party Claim and transmit to LICENSOR all papers served on LICENSEE in any suit involving such claim of infringement, and provided further, that LICENSEE permits LICENSOR to have entire charge and control of the defense of any such suit.

                        (b)       LICENSEE shall provide LICENSOR with all records and documents within the LICENSEE’S possession, custody, or control relating to any Third-Party Claim. Nothing in this provision shall be deemed to constitute a waiver of any attorney-client, work-product or joint defense privilege.

                        (c)       LICENSOR’S indemnity obligation set forth in this Section shall survive the termination or expiration of this Agreement with respect to the Third-Party's Claim of rights to the Proprietary Patent(s) of LICENSOR which occurs during the Term.

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MBS-Parallax Diagnostics

License of Intellectual Property                                                                                                             September 2011

ARTICLE 10

TERMINATION

10.1     Termination of this Agreement

If either party breaches a material provision of this Agreement and fails to cure such violation within ninety (90) days after written notice of said breach has been mailed by the other party, this Agreement shall terminate.  Upon termination, the terms and conditions herein will continue to apply to LICENSOR Products owned by LICENSEE.  If any outstanding debts are owing to either party by the other, these amounts shall become due and payable immediately.

            (a)        LICENSEE’S Default. If any of the following events occur, LICENSEE shall be in default and LICENSOR shall have the right to immediately terminate this Agreement upon written notice to LICENSEE.

            If LICENSEE ceases to function as a going concern, makes an License for the benefit of creditors, files a petition in bankruptcy, permits a petition in bankruptcy to be filed against it, or admits in writing its inability to pay its debts as they mature or if a receiver is appointed for a substantial part of its assets;

            LICENSEE ceases to carry on the business of the manufacturing, marketing or selling LICENSOR’S Products for more than a one (1) year period;

                        (b)        LICENSOR’S Default. If any of the following events occur, LICENSOR shall be in default and LICENSEE, at its option, shall have the right to terminate this Agreement upon thirty (30) days written notice to LICENSOR.

            LICENSOR ceases to function as a going concern, makes an License for the benefit of creditors, files a petition in bankruptcy, permits a petition in bankruptcy to be filed against it, or admits in writing its inability to pay its debts as they mature or if a receiver is appointed for a substantial part of its assets;

(c)       Obligations on Termination. Upon termination of this Agreement for any reason whatsoever, LICENSEE and LICENSOR shall perform each and all of the following obligations, all of which shall survive such termination:

            (i) LICENSEE shall discontinue the use of any LICENSOR trade or service Marks.

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License of Intellectual Property                                                                                                             September 2011

(ii) LICENSEE will promptly refer to LICENSOR the details of any verbal or written inquiries LICENSEE may receive regarding any of LICENSOR’S Products, and, in the case of written inquiries, will provide copies thereof to LICENSOR;

(iii) LICENSEE shall do all other things as LICENSOR may reasonably request for the purpose of terminating LICENSEE’S business and contractual arrangements with LICENSOR and effecting an orderly transition of sales and/or service from LICENSEE to LICENSOR.

ARTICLE 11

CONSIDERATION

            11.1     Consideration for License.

                        Upon the execution of the Agreement, LICENSEE to LICENSOR. Said           represent the consideration paid by LICENSEE to LICENSOR for the rights granted under this Agreement

ARTICLE 12

MISCELLANEOUS PROVISIONS

            12.1     Notices

                        (a)       All notices, request, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) on the date of delivery when delivered by hand; (ii) on the date of transmission when sent by facsimile transmission during normal business hours with telephone confirmation of receipt; (iii) on the next business day after transmission when sent by facsimile transmission after normal business hours; (iv) two (2) days after dispatch when sent by a reputable courier service that maintains records of receipt or (v) five (5) days after dispatch when sent by registered mail, postage prepaid, return=receipt requested; provided that, in any such case, such communication is addressed provided in the immediately following paragraph (b).

                        (b)       All notices, request, demands and other communications, which are required or may be given pursuant to the terms of this Agreement shall be addressed as follows:

(i)              If to LICENSOR.

Edward W. Withrow III

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MBS-Parallax Diagnostics

License of Intellectual Property                                                                                                             September 2011

Montecito Bio Sciences, Ltd

1327 Ocean Avenue, Suite M

Santa Monica, California 90401.

eww@montecitobiosciences.com

(ii)            If to LICENSEE.

J. Michael Redmond

Parallax Diagnostics, Inc

2 Canal Park, 5th Floor

Cambridge, MA 02141

miker@parallaxdiagnostics.com

Or to such other address as any party shall have designated by notice in the foregoing manner to the other parties.

            12.2     Compliance with Laws. In connection with the License granted herein and the consummation of the transactions contemplated hereby and the performance by a party of its obligations hereunder, each of the LICENSOR and the LICENSEE shall comply with all applicable laws, requirements, rules, regulations and standards of Governmental Authorities of any pertinent jurisdiction so that neither of the parties shall be subject to any fines or penalties; or violate any laws or regulations affecting the lease, license and sale of the Products contemplated herein.

            12.3     Authority to Contract and Perform. Both LICENSOR and LICENSEE represents that they each respectively have full right and authority to enter into this Agreement and to perform its obligations and that it has not made and will not make any contract or commitment contrary to the terms of this Agreement.

            12.4     Ethics and Compliance with Law. Both LICENSOR and LICENSEE covenant each with the other, that they will maintain the highest ethical business standards and avoid and refrain from being involved in any activities which may in any manner disparage the LICENSOR’S or LICENSEE’S Products.  Furthermore in the conduct of its business, both LICENSOR and LICENSEE will comply with all applicable Federal, State and local laws, rules and regulations.

            12.5     Choice of Law. The validity, construction and performance of the Agreement shall be interpreted, construed and enforces according to the laws of the State of California.

            12.6     [Intentionally Omitted]

12.7     Entire Agreement. This Agreement (together with the Exhibits expressly identified in this Agreement) constitutes the entire agreement of the parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements and understandings of the parties, oral and written, in respect of such subject matter.

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License of Intellectual Property                                                                                                             September 2011

            12.8     Binding Effect.  This Agreement binds and insures the benefit of the parties hereto, their respective heirs, representatives, successors or assigns.

            12.9     Paragraph Headings. The paragraph headings in this Agreement are for convenience only, and they have no substantive or interpretive effect.

            12.10   Waiver. Neither modification of this Agreement nor any waiver of any term or condition hereof shall be effective unless it is in writing and signed by the parties hereto.  If either party fails to meet the requirements of any term of this Agreement or waives any breach hereunder, that failure or waiver will neither prevent a subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

            12.11   Partial Invalidity. In the event of the determination that any terms, covenant or condition of this Agreement is of no force or effect, the remaining terms, conditions or covenants contained herein shall not be affected thereby, and the obligations of the parties hereto with respect to the performance of the remaining terms, covenants and conditions shall continue in full force and effect.

            12.12   License. The Licensor must approve any assignment of this Agreement by the Licensee to any third-party individual or entity.

            12.13   Indemnity. LICENSOR and LICENSEE agree to each hold the other free and harmless from any and all claims, damages and expenses of any kind or nature whatsoever:  (1) arising from acts of the other; or (2) as a direct or indirect consequence of termination of this Agreement in accordance with its terms.  LICENSOR agrees to hold LICENSEE free and harmless from any and all claims, damages, and expenses of any kind or nature including attorneys fees and costs arising out of any claim of patent or other infringements by a third party as it relates to the use by LICENSEE of product(s) supplied to LICENSEE by LICENSOR.  Further, LICENSEE is relying on the representations of LICENSOR that it has the approval from the FDA for over-the-counter sales to the general public. In that regard, LICENSOR agrees to hold LICENSEE free and harmless from any and all claims, damages, and expenses of any kind or nature including attorney fees and cost arising out of any claim from the FDA or any other governmental agency regarding the sale of the product to the public. This indemnification shall be void and of no force or effect if LICENSEE fails to obey or comply with any reasonable instruction or limitation imposed by LICENSOR or the FDA.  This section shall inure to the benefit of anyone who buys product(s) from LICENSEE that was supplied by LICENSOR.

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License of Intellectual Property                                                                                                             September 2011

            12.14   Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            12.15   Relationship of the Parties. LICENSEE is an independent contractor and private labeler.  Nothing in this Agreement will be deemed or construed to create an agency, partnership, joint venture or employment relationship between LICENSOR and LICENSEE.  LICENSEE will, under no circumstances, represent itself directly or by implication, as LICENSOR’S agent or employee, nor will LICENSEE purport or attempt to bind LICENSOR to any liability or obligation whatsoever.  Nothing contained herein will impose any liability on LICENSOR in connection with the operation of LICENSEE’S business, or for any expenditure, obligation or liability incurred by LICENSEE in performing or preparing to perform, any of its obligations under this Agreement.  The credit risk with respect to sales by LICENSEE to its customers will be borne by LICENSEE, and the collectibles of any amount due LICENSEE will in no respect eliminate, reduce or otherwise affect an obligation of LICENSEE to LICENSOR.

            12.16   Amendment. This Agreement may only be modified, supplemented or amended by a written instrument executed by the parties to it.

            12.17   Conditions Precedent. Each and every provision of this Agreement shall be contingent and become effective only upon the execution and delivery of the Intellectual Property hereinabove described.

12.18   Schedules. Exhibits and Other Agreements.

                        (a) The Schedules, Exhibits and other agreements specifically referred to in, and delivered pursuant to, this Agreement are an integral part of it. Any disclosure that is made in any of the Schedules delivered pursuant to this Agreement shall be deemed responsive to any other applicable disclosure obligation hereunder.

                        (b) The following are the Exhibits and Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

(i)              Exhibits:

Exhibit “A”     Patent Pending Applications

Exhibit “B”     Field of Use

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License of Intellectual Property                                                                                                             September 2011

SIGNATURE PAGE

            IN WITNESS WHEREOF, LICENSOR and LICENSEE have executed this Agreement this 30th day of September, 2011

LICENSOR                                                                LICENSEE

Montecito Biosciences, Ltd.                                     Parallax Diagnostics, Inc.

BY: __/s/ Edward W. Withrow III                            BY:  __/s/ J. Michael Redmond

            Edward W. Withrow III                                              J. Michael Redmond

            CEO                                                                            CEO

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License of Intellectual Property                                                                                                             September 2011

EXHIBIT “A”

PATENT PENDING APPLICATIONS

1.         U.S. Patent Application No. 11/924,033 “Portable Apparatus for Improved Sample Analysis”

Abstract

The present invention is an improved apparatus for sample analysis. The apparatus employs an  assay component containing a membrane having one or a plurality of analyte - specific binding agents attached thereto, a means for absorbing liquid, and a piston means for drawing analytes through said membrane into said means for absorbing liquid. The apparatus is configured to be portable and provide a detector for detecting binding of an analyte to an analyte- specific binding agent, a plurality of data acquisition components, and a computer for integrating, analyzing and storing the detected analyte specific binding and acquired data.

2.         U.S. Patent Application No. 11/856,925 “Method for Determining the Immune Status of a Subject”

Abstract

The present invention is a method for using levels of soluble Clusters of Differentiation (CD) proteins, or cell surface-localized CD proteins extracted from T lymphocytes for determining the immune status of a subject. The present invention also a kit containing a CD protein extraction means and at least one antibody which specifically binds a CD protein for use in carrying out the method of the invention.

3.         U.S. Patent Application No. 11/221/038 “Method of Identifying Drugs, Targeting Moieties or Diagnostics”

Abstract

The present invention relates to a method for identifying a binding agent or epitope for use in drug design, drug targeting or diagnostics. The method employs contacting and sorting binding agents and cognate epitopes from collections thereof, characterizing the binding agent and cognate epitope, detecting the level or location of the epitope in a sample using the binding agent, and correlating the level or location of the epitope in the sample with the presence or stage of a disease or condition to identify novel drugs, targeting moieties, or diagnostic agents.

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License of Intellectual Property                                                                                                             September 2011

4.         U.S. Patent No. 11/221,252 “Method of Producing a Plurality of Isolated Antibodies to a Plurality of Cognate Antigens”

Abstract

The present invention relates to a method for producing high affinity antibodies that are antigen-specific. The method involves binding a plurality of antibody-producing B-cells from a mammal to a plurality of cognate antigens; sorting the bound antibody-producing B-cell and cognate antigen; amplifying nucleic acid sequences encoding each antibody, or fragment thereof, from the B-cells; and expressing the each antibody in a protein expression system. Antibodies produced in this manner are useful in diagnostic and therapeutic applications.

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License of Intellectual Property                                                                                                             September 2011

EXHIBIT “B”

FIELD OF USE

Field of Use is defined as Diagnostic testing for any disease or medical condition that can be transmitted by one human to another. The Field of Use herewith does not include diagnostic or analytical testing within the Veterinary and Livestock, Environmental Testing or any military, law enforcement, bioterrorism or homeland security related industries.

Such testing to be done at the point of care, such point of care may include but are not limited to places such as:

  Hospitals
  Emergency Medical Vehicle Care
  Mobile Health Clinics
  Schools
  Government Agencies
  Retail Drug Stores
  Corporations
  Hospices
  Assisted Living and Nursing Homes
  Home Health Care
  Physician’s offices

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License of Intellectual Property                                                                                                             September 2011